 Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-2 of Horizon Technology Finance Corporation of our reports dated March 6, 2018, relating to our audits of the consolidated financial statements and internal control over financial reporting, appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm,” “Selected Consolidated Financial and Other Data” and “Senior Securities” in such Prospectus.

/s/ RSM US LLP

New York, New York

August 10, 2018